Exhibit 99.1

                  Margin Compression Leads to Lower
             First Quarter Earnings at Annapolis Bancorp

    ANNAPOLIS, Md.--(BUSINESS WIRE)--May 2, 2007--Annapolis Bancorp, Inc. (NASDAQ:ANNB), parent company of BankAnnapolis, today announced net income of $603,000 ($0.15 per basic and $0.14 per diluted share) for the first quarter of 2007, a 12.6% decline from first quarter 2006 net income of $690,000 ($0.17 per basic and $0.16 per diluted share).

    According to Chairman and CEO Richard M. Lerner, reduced earnings in the quarter just ended are the result of a significant hike in the Company's cost of funds over the past twelve months, combined with a drop-off in noninterest income and an increase in operating expenses.

    Despite improved yields on interest-earning assets, the Company's net interest margin fell to 3.75% in the first quarter from 4.20% in the same period last year, as the cost of money market accounts and certificates of deposit escalated.

    Margin contraction, which had been continuous throughout 2006, actually eased in the first quarter as the net interest margin expanded from 3.66% in the prior period. This improvement is attributable to a shift in the Company's asset mix away from overnight investments toward higher yielding loans, and to the recognition of interest on several nonaccrual loans which were fully repaid in the first quarter.

    Although total gross loans increased by $7.2 million or 3.2% in the first quarter of 2007, total assets dipped by $5.0 million or 1.4% as repurchase agreement balances fell by $6.4 million or 36.2% due primarily to curtailed activity in title company accounts, consistent with a slowdown in the real estate market.

    NOW account balances dropped by $9.2 million or 21.0% due principally to anticipated withdrawals from one large-balance estate account upon distribution of its assets. Demand deposit accounts also decreased at quarter-end by $2.2 million or 5.2%. Partially offsetting these declines were increases of $5.6 million or 7.9% in money market accounts and $5.3 million or 5.6% in certificates of deposit.

    Federal funds sold balances were lowered in the first quarter by $10.2 million or 33.6% in order to fund growth in the loan portfolio and a reduction in repurchase agreement levels. Real estate lending accounted for the lion's share of loan growth in the period, increasing by $7.6 million or 5.4%. Commercial and installment loans also rose modestly, while construction lending continued its decline as the market for new homes remained sluggish.

    In the three months ended March 31, 2007, average interest-earning assets grew to $317.0 million from $277.0 million in the first quarter of 2006, with total interest income improving by $857,000 or 19.0%. The yield on average earning assets increased to 6.86% in the quarter just ended compared to 6.59% in the same period last year.

    Average interest-bearing liabilities increased to $272.3 million in the first quarter from $229.6 million in the same period last year due to higher levels of Federal Home Loan Bank debt and increased money market account and certificate of deposit balances. Total interest expense increased by $800,000 or 49.1% as the Company's cost of average interest-bearing liabilities rose to 3.62% from 2.88% in the first quarter of 2006.

    The bank recorded a provision for credit losses of $10,000 and net charge-offs of $8,000 in the first quarter of 2007, bringing the allowance for credit losses to $1,978,000 or 0.86% of total gross loans at March 31, 2007 compared to 0.89% at December 31, 2006.

    Nonperforming assets fell to $417,000 from $1.1 million at year-end 2006 as several nonperforming loans were repaid in full during the first quarter. At March 31, 2007, nonperforming assets accounted for 0.18% of total gross loans and the allowance for credit losses provided 474.6% coverage of nonperforming assets.

    At March 31, 2007, total stockholders' equity amounted to $25.0 million, up 3.6% from $24.1 million at year-end 2006. Book value per share at the end of the first quarter was $6.10.

    Noninterest income declined by $30,000 or 6.9% in the first quarter as mortgage production slowed and DDA service charge income diminished due to management's decision to close out several habitually overdrawn accounts that generated significant fee income but exposed the bank to undue risk. VISA check card fees improved compared to the first quarter of 2006 as transaction volume increased, and ATM surcharge fees rose with the opening of a new branch in a highly trafficked location in downtown Annapolis.

    Compared to the first three months of 2006, noninterest expense increased by $224,000 or 10.4% in the quarter just ended. Much of this growth in operating expense is attributable to year-over-year average salary increases of approximately 4.1%, depreciation of the new branch facility on Kent Island, staffing and occupancy costs for the new Market House branch, and increased legal costs compared to the same period last year when previously expensed attorneys' fees were recovered upon the collection of nonperforming loans.

    BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through seven community banking offices located in Anne Arundel and Queen Anne's Counties in Maryland. The bank's headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Annapolis Mall.

    Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.



               Annapolis Bancorp, Inc. and Subsidiaries
                     Consolidated Balance Sheets
              as of March 31, 2007 and December 31, 2006
                                ($000)

                                             (Unaudited)   (Audited)
                                              March 31,   December 31,
                                                2007         2006
                                             ------------ ------------
Assets
 Cash and due                                     $6,085       $5,705
 Federal funds sold                               20,181       30,367
 Investments                                      77,341       79,657
 Loans, net of allowance                         226,976      219,794
 Acc int rec                                       1,577        1,660
 Def inc taxes                                     1,043        1,201
 Premises and equip                                9,312        9,173
 Investment in BOLI                                3,811        3,775
 Other assets                                        612          529
                                             ------------ ------------
  Total Assets                                  $346,938     $351,861
                                             ============ ============

Liabilities and
Stockholders' Equity
 Deposits
 Noninterest bearing                             $39,984      $42,218
 Interest bearing                                234,501      231,957
                                             ------------ ------------
  Total deposits                                 274,485      274,175
 Sec under agree
  to repurchase                                   11,288       17,734
 Other borrowed funds                             30,000       30,000
 Junior subordinated debentures                    5,000        5,000
 Acc int & acc exp                                 1,157          831
                                             ------------ ------------
  Total Liabilities                              321,930      327,740

Stockholders' Equity
 Common stock                                         41           41
 Paid in capital                                  13,332       13,309
 Retained Earnings                                12,412       11,809
 Comprehensive loss                                 (777)      (1,038)
                                             ------------ ------------
  Total Equity                                    25,008       24,121
  Total Liabilities and
                                             ------------ ------------
      Equity                                    $346,938     $351,861
                                             ============ ============




               Annapolis Bancorp, Inc. and Subsidiaries
                  Consolidated Statements of Income
      for the Three Month Periods Ended March 31, 2007 and 2006
                             (Unaudited)
                (In thousands, except per share data)



                                                 For the three months
                                                    ended March 31,
                                                 ---------------------
                                                   2007       2006
                                                 ---------- ----------

Interest Income
 Loans                                              $4,275     $3,719
 Investments                                           926        766
 Federal funds sold                                    158         17
                                                 ---------- ----------
  Total int inc                                      5,359      4,502

Interest expense
 Deposits                                            1,902      1,273
 Sec sold under
  agree to repurch                                     108         94
 Borrowed funds                                        313        167
 Junior debentures                                     107         96
                                                 ---------- ----------
  Total int exp                                      2,430      1,630
   Net int inc                                       2,929      2,872

 Provision                                              10         12
                                                 ---------- ----------

 Net int inc after prov                              2,919      2,860

NonInterest Income
 Service charges                                       264        290
 Mortgage banking                                       16         42
 Other fee income                                      125        103
                                                 ---------- ----------
  Total nonint inc                                     405        435

NonInterest Expense
 Personnel                                           1,390      1,218
 Occ and equip                                         308        269
 Data processing exp                                   194        231
 Marketing exp                                         137        136
 Other operating exp                                   356        307
                                                 ---------- ----------
  Total Nonint Exp                                   2,385      2,161

Income before taxes                                    939      1,134
Income tax expense                                     336        444
                                                 ---------------------
Net income                                            $603       $690
                                                 =====================


Basic EPS                                            $0.15      $0.17
                                                 ========== ==========
Diluted EPS                                          $0.14      $0.16
                                                 ========== ==========
Book value per share                                 $6.10      $5.23
                                                 ========== ==========
Avg fully diluted shares                         4,229,611  4,203,311
                                                 ========== ==========




               Annapolis Bancorp, Inc. and Subsidiaries
           Financial Ratios and Average Balance Highlights
                            (In thousands)

                                                For the Three Months
                                                   Ended March 31,
                                               -----------------------
                                                  2007        2006
                                               ----------- -----------
                                               (Unaudited) (Unaudited)

Performance Ratios (annualized)
 Return on average assets                            0.72%       0.94%
 Return on average equity                            9.94%      13.17%
 Average equity to average assets                    7.24%       7.14%
 Net interest margin                                 3.75%       4.20%
 Efficiency ratio                                   71.51%      65.35%

Other Ratios
 Allow for credit losses to loans                    0.86%       0.99%
 Nonperforming to gross loans                        0.18%       0.13%
 Net charge-offs to avg loans                        0.00%     (0.02%)
 Tier 1 capital ratio                                12.8%       12.8%
 Total capital ratio                                 13.6%       13.7%

Average Balances
 Assets                                           338,515     298,437
 Earning assets                                   316,993     277,001
 Loans, gross                                     224,839     204,049
 Interest Bearing Liabilities                     272,331     229,559
 Stockholders' Equity                              24,493      21,311

    CONTACT: Annapolis Bancorp, Inc.
             Richard M. Lerner, 410-224-4455